Execution Copy

SPECIAL CUSTODY and PLEDGE AGREEMENT

(Short Sales)

AGREEMENT, (hereinafter “Agreement”) dated as of November 12, 2010, among THE ROYCE FUND ON BEHALF OF ITS PORTFOLIOS LISTED ON SCHEDULE A ATTACHED (“Customer”), GOLDMAN, SACHS & CO., a New York limited partnership (“Broker”), ROYCE & ASSOCIATES, LLC (“Manager”) and STATE STREET BANK AND TRUST COMPANY as Custodian hereunder (“Custodian”).

WHEREAS, Broker is a member of several national securities exchanges; and

WHEREAS, Customer has opened a margin account (the “Margin Account”) with Broker in which Customer may effect Short Sales (as such term is hereinafter defined) and for that purpose has executed an agreement with Broker (the “Margin Agreement”); and

WHEREAS, Customer has appointed Manager as an investment advisor and manager over certain of its assets with authority to effect Short Sales and to act on Customer’s behalf in connection with the pledge of assets to Broker to secure performance of Customer’s obligations with respect to Short Sales effected for Customer”s account with Broker; and

WHEREAS, Broker is required to comply with applicable laws and regulations requiring the margining of Short Sales, including the margin regulations of the Board of Governors of the Federal Reserve System and of any relevant securities exchanges and other self-regulatory associations (the “Margin Rules”) and Broker’s internal policies; and

WHEREAS, to facilitate Short Sales hereunder, Customer and Broker desire to establish procedures for compliance with the Margin Rules; and

WHEREAS, Custodian, as custodian of certain assets of Customer pursuant to a custody agreement (“Custodian Contract”), is prepared to act as custodian for Collateral (as hereinafter defined) pursuant to the terms and conditions of this Agreement;

NOW, THEREFORE, be it agreed as follows:

(1)

As used herein, capitalized terms shall have the following meanings unless otherwise defined herein:

“Adequate Performance Assurance” shall mean such Collateral placed in the Special Custody Account (as such term is hereinafter defined) as is required under the Margin Rules and Broker’s internal proprietary margin system in effect from time to time, reasonable notice of which shall be given to Customer.

“Advice from Broker” means a notice sent by an Authorized Representative of Broker (as defined below) delivered to Customer, Manager or Custodian, as applicable hereunder, communicated:  (i) in writing; (ii) by a facsimile- sending device; or (iii) in the cases of calls for additional Collateral (as such term is hereinafter defined) or notices referred to in paragraph 7 hereof, by telephone to a person designated by Customer, Manager or Custodian in writing as authorized to receive such advice or, in the event that no such person is available, to any officer of Customer, Manager or Custodian, provided, however, that such Advice from Broker is confirmed promptly thereafter by written notice.  An officer of Broker shall certify to Custodian on Appendix A attached hereto the names and signatures of those employees who are authorized to sign Advices from Broker (each, an “Authorized Representative of Broker”), which certification may be amended from time to time by a new written certification to Custodian.

“Business Day” means a day on which Custodian and Broker are open for business.

“Collateral” means U.S. cash, U.S. Government securities or other U.S. margin-eligible securities acceptable to Broker which are pledged to Broker as provided herein.

“Insolvency” means that:  (i) an order, judgment or decree has been entered under the bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law (herein called the “Bankruptcy Law”) of any jurisdiction adjudicating Customer insolvent; or (ii) Customer has petitioned or applied to any tribunal for, or consented to the appointment of, or taking possession by, a trustee, receiver, liquidator or similar official, of Customer, or commenced a voluntary case under the Bankruptcy Law of the United States or any proceedings relating to Customer under the Bankruptcy Law of any other jurisdiction, whether now or hereinafter in effect; or (iii) any such petition or application has been filed, or any such proceedings commenced, against Customer and Customer by any act has indicated its approval thereof, consent thereto or acquiescence therein, or an order for relief has been entered in an involuntary case under the Bankruptcy Law of the United States or any other jurisdiction, as now or hereinafter constituted, or an order, judgment or decree has been entered appointing any such trustee, receiver, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 30 days.

“Instructions from Customer” means a request, direction or certification in writing signed in the name of Customer by a person authorized by Customer (including Manager) and delivered to Custodian or transmitted to it by a facsimile-sending device, except that instructions to pledge initial or additional Collateral may be given by telephone and thereafter confirmed in a writing signed in the name of Customer by a person authorized in writing by Customer (including Manager).  An officer of Customer shall certify to Custodian on Appendix B attached hereto the names and signatures of those employees of Customer and/or Manager or other persons who are authorized to give Instructions from Customer, which certification may be amended from time to time by a new written certification to Custodian.  Instructions under this Agreement to Custodian from Manager or any person authorized by Customer shall constitute Proper Instructions under the Custodian Contract.

“Short Sales” shall mean the sale by Customer of securities which Customer does not own, and which is consummated by the delivery of securities borrowed from or through the facilities of Broker, in accordance with the applicable provisions of the Margin Rules, particularly Sections 220.10 and 220.12 of Regulation T of the Board of Governors of the Federal Reserve.

(2)

(a) Custodian, in its capacity as a securities intermediary as defined in Article 8 of the Uniform Commercial Code as adopted in The State of New York (the “Revised Article 8”), to the extent the same may be applicable, or in applicable federal law or regulations, shall open a separate account on its books entitled “Special Custody Account for Goldman, Sachs & Co. as Pledgee of [Name of Portfolio on Schedule A]” (the “Special Custody Account”) and shall hold therein for Broker as secured party upon the terms of this Agreement all Collateral and all monies or other property paid or distributed with respect thereto.  Customer authorizes Custodian to maintain the Special Custody Account in accordance with this Agreement. The Custodian hereby agrees that any property, other than cash Collateral, held in the Special Custody Account shall be treated as a “financial asset” for purposes of Revised Article 8 to the extent the same may be applicable.  Custodian shall hold cash Collateral as a deposit in its capacity as a “bank” as such term is used in Section 9-102(a)(8) of the UCC.  Customer will instruct Custodian through Instructions from Customer as to the cash and specific securities which Custodian is to identify on its books and records as pledged to Broker as Collateral in the Special Custody Account.

(b) Customer grants to Custodian the authority to segregate in the Special Custody Account any Collateral specified by Customer.  Customer agrees to limit short sales transactions to no more than 35% of its assets, provided that Broker shall be under no obligation to monitor such Customer’s compliance with such limit.  Customer agrees to provide and at all times maintain Adequate Performance Assurance in the Special Custody Account pursuant to the terms and conditions of this Agreement.

(c) Customer, Broker and Custodian agree that Collateral will be held for Broker in the Special Custody Account by Custodian under the terms and conditions of this Agreement, that Custodian will take such actions with respect to any Collateral (including, without limitation, the delivery thereof in accordance with paragraph 8) as Broker shall direct in an Advice from Broker and that in no event shall any consent of Customer be required for the taking of any such action by Custodian.

(d) Customer hereby grants to Broker a continuing first priority security interest in, lien on and right of set-off with respect to the Collateral and the proceeds thereof in the Special Custody Account (including the Margin Account for Customer with Broker), to secure Customer’s obligations to Broker hereunder and under the Margin Agreement.  Customer hereby grants Broker control over the Special Custody Account and the Collateral and irrevocably instructs Custodian to accept and comply with any Advice from Broker or other entitlement orders (as defined in the UCC) from Broker with respect to the Collateral.  Custodian accepts such instruction and agrees that it will (i) comply with any Advice from Broker or other entitlement orders originated by Broker concerning the Special Custody Account and any of the Collateral, in each case, without further consent by Customer, and (ii) will not comply with entitlement orders from Customer with respect to the Special Custody Account or the Collateral without the consent of Broker.  Custodian shall have no responsibility for the validity, priority or enforceability of such security interest.

(e) Any ordinary interest, dividends or cash proceeds attributable to Collateral shall be credited by Custodian to Customer’s custody account.

(3)

Custodian will confirm in writing to Broker and Customer, within one Business Day, all pledges, releases or substitutions of Collateral and will supply Broker with a monthly statement of Collateral in the Special Custody Account.  Custodian will also advise Broker or Customer upon reasonable request of the kind and amount of Collateral pledged to Broker.  Solely as between Customer and Custodian, Custodian may, in its discretion, choose not to act upon Instructions from Customer if any advances under the Custodian Contract are outstanding at such time.  If Custodian chooses not to act upon Instructions from Customer, Custodian shall promptly notify Customer of Custodian’s intention not to act on such instructions.

(4)

Custodian agrees to release Collateral to Customer from the pledge hereunder only upon receipt of an Advice from Broker.  Broker agrees, upon request of Manager, to provide such an Advice from Broker with respect to Collateral selected by Manager:  (i) if said Collateral represents an excess in value of the Collateral necessary to constitute Adequate Performance Assurance at that time; (ii) against receipt in the Special Custody Account of substitute Collateral having a value at least equal (with any remaining Collateral) to Adequate Performance Assurance; or (iii) upon termination of Customer’s accounts with Broker including the Margin Account (if any) and settlement in full of all transactions therein and any amounts owed to Broker with respect thereto and the discharge of all obligations to Broker. It is understood that Broker will be responsible for valuing Collateral; Custodian at no time has any responsibility for determining whether the value of Collateral is equal in value to Adequate Performance Assurance.

(5)

Customer represents and warrants to Broker that securities pledged to Broker shall be in good deliverable form (or Custodian shall have the unrestricted power to put such securities into good deliverable form), and that Collateral will not be subject to any liens or encumbrances other than the security interest in favor of Broker contemplated hereby.

(6)

Collateral shall at all times remain the property of Customer subject only to the interest and rights therein of Broker as the pledgee and secured party thereof.   Custodian represents that Collateral is not subject to any other lien, charge, security interest or other right or claim of the Custodian or any person claiming through Custodian, and Custodian hereby waives any right, charge, security interest, lien or right of set off of any kind which it may have or acquire with respect to Collateral.  Custodian shall use its commercially reasonable efforts to notify Broker, Manager and Customer as soon as practicable if Custodian receives any notice of levy, lien, court order or other process purporting to affect the Collateral.

(7)

The occurrence of any of the following constitutes a Customer Default hereunder:

(a)

failure by Customer to perform any obligation hereunder or under the Margin Agreement, including without limitation its obligation to maintain Adequate Performance Assurance as herein provided or, upon receiving notice from Broker that it can no longer protect Customer’s Short Sale, to make timely delivery to Broker in accordance with applicable laws, rules and regulations, of securities identical to the securities sold short;

(b)

a Close-Out Event, as defined in the Margin Agreement; or

(c)

Customer’s Insolvency.

Broker will immediately notify Customer and Manager in an Advice from Broker of such Customer Default.  Broker may thereupon take any action permitted pursuant to the Margin Agreement, including without limitation the conversion of any convertible securities or exercise of Customer’s rights in warrants (if any) held in the Margin Account and the Special Custody Account, the buy-in of any securities of which the Margin Account may be short, and the sale of any or all property or securities in the Margin Account and the Special Custody Account to the extent necessary to satisfy Customer’s obligations to Broker, provided that prior to having access to assets in the Special Custody Account Broker shall transmit to Custodian an Advice from Broker stating that all conditions precedent to Broker’s right to instruct Custodian to deliver Collateral or take other actions referenced below have been met. Upon Advice from Broker to

Custodian of a Customer Default, Custodian is hereby directed to deal, immediately upon such notification, with Broker as if Broker were the sole and absolute owner of the Special Custody Account and the Collateral and follow any Advice from Broker with respect to the Collateral without further consent of Customer.  Such Advice from Broker shall instruct Custodian to transfer to Broker such specified Collateral as in Broker’s sole judgment is necessary for the protection of Broker’s interest under this Agreement. Any sale of Collateral made hereunder shall be made in accordance with the provisions of the New York Uniform Commercial Code in the principal market for the securities or, if such principal market is closed, such sale shall be made in a manner commercially reasonable for Collateral. Customer shall be liable to Broker for any deficiency which may exist after the exercise by Broker of its rights and remedies as aforesaid. Any surplus resulting from the sale of Collateral shall be transmitted to Custodian to be held on behalf of the Customer.  Broker shall notify Customer and Manager of any sale of Collateral and any deficiency remaining thereafter in an Advice from Broker.

(8)

Broker hereby covenants that Broker will not instruct Custodian to deliver Collateral free of payment with respect to any sale of Collateral pursuant to paragraph 7 until after the occurrence of the events and the expiration of the time periods set forth in paragraph 7.  The foregoing covenant is for the benefit of the Customer only and shall in no way be deemed to constitute a limitation on Broker’s right at any time to instruct Custodian pursuant to an Advice from Broker and Custodian’s obligation to act upon such instructions.  Custodian shall not be required to make any determination as to whether such delivery is made in accordance with any provisions of this Agreement or any other agreement between Broker and Customer.  Custodian will, however, provide prompt telephone notice to an officer of Customer of receipt by Custodian of an Advice from Broker to deliver Collateral.

(9)

It is understood that all determinations and directions for Short Sales for the account of Customer pursuant to the terms of this Agreement shall be made by Manager.  Customer is not relying upon Broker to make recommendations with respect thereto.

(10)

(a) Custodian’s duties and responsibilities are set forth in this Agreement. Custodian shall act only upon receipt of an Advice from Broker regarding release of Collateral, except as otherwise required by applicable law.  Custodian shall not be liable or responsible for anything done, or omitted to be done by it, in good faith and in the absence of negligence and may rely and shall be protected in acting upon any Advice from Broker or Instructions from Customer which it reasonably believes to be genuine and authorized.  As between Custodian and Broker, Broker shall indemnify and hold harmless Custodian with regard to any losses or liabilities of Custodian (including counsel fees) imposed on or incurred by Custodian arising out of any action or omission of Custodian in accordance with any such Advice from Broker, under this Agreement, excluding any losses or liabilities caused by the negligence or willful misconduct of Custodian in complying with any such Advice from Broker.  As between Customer and Custodian, the terms of the Custodian Contract shall apply with respect to any losses or liabilities of such parties arising out of matters covered by this Agreement, and Custodian shall be entitled to all of the rights, indemnities and protections in its favor under the Custodian Contract, which shall apply fully to Custodian’s actions hereunder. As between Custodian and Manager, Manager shall indemnify and hold harmless Custodian with regard to any losses or liabilities of Custodian (including counsel fees) imposed on or incurred by Custodian in connection with any action or omission of Custodian arising out of any instruction, advice or notice of Manager excluding any losses or liabilities caused by the negligence or willful misconduct of Custodian in complying with any such instruction, advice or notice from Manager.  In matters concerning or relating to this Agreement, Custodian shall not be responsible for compliance with any applicable Margin Rules.  Custodian shall not be liable for the acts or omissions of any of the other parties to this Agreement.  Custodian shall have no duty to require any cash or securities to be delivered to it or to determine that the amount and form of assets deposited in the Special Custody Account comply with any applicable requirements.  Custodian may hold the securities in the Special Custody Account in bearer, nominee, book-entry, or other form and in any depository or clearing corporation or other securities intermediary (including omnibus accounts), with or without indicating that the securities are held hereunder; provided, however, that all securities held in the Special Custody Account shall be identified on Custodian’s records as subject to this Agreement and shall be in a form that permits transfer at the direction of Broker without additional authorization or consent of Customer. Neither Broker nor Custodian shall be responsible or liable for any losses resulting from nationalization, expropriation, devaluation, seizure, or similar action by any governmental authority, de facto or de jure; or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, levies or other charges affecting the property in the Special Custody Account; acts of war, terrorism, insurrection or revolution; or acts of God; or any other similar event to the extent that such event is beyond the control of  Custodian, Broker or their respective agents. Neither Broker nor Custodian shall be liable for indirect, special or consequential damages even if advised of the possibility or likelihood thereof. This Section shall survive the termination of this Agreement.

(b)  As between Customer and Broker, Customer shall bear all risk of damage to, or loss or other diminution in value of, the Collateral arising from any act or omission of the Custodian (including, without limitation, any act or omission constituting negligence or malfeasance on the part of the Custodian or resulting from the insolvency of the Custodian), except that Broker shall bear such risk to the extent that the relevant act or omission of the Custodian was taken or omitted in accordance with an Advice from Broker in violation of this Agreement, the Margin Agreement or its obligations as a secured party under applicable law.

(11)

All charges for Custodian’s services under this Agreement shall be paid by Customer.

(12)

Broker shall not be liable for any losses, costs, damages, liabilities or expenses suffered or incurred by Customer as a result of any transaction executed hereunder, or any other action taken or not taken by Broker hereunder for Customer’s account at Customer’s direction or otherwise except to the extent that such loss, cost, damage, liability or expense is the result of Broker’s own negligence, recklessness, willful misconduct or bad faith.

(13)

No modification or amendment of this Agreement shall be effective unless in writing and signed by an authorized officer of Broker and by an authorized officer of , Customer, Manager and Custodian.

(14)

Written communications hereunder, other than an Advice from Broker, shall be sent by facsimile-sending device or telegraphed when required herein, hand delivered or mailed first class postage prepaid, except that written notice of termination shall be sent by certified mail, in any such case addressed:

(a)

if to Custodian, to:

State Street Bank and Trust Company

1776 Heritage Drive, JAB/2N

North Quincy, MA 02171

Attention:  James Curran

Fax No:  617-985-7575

Phone No:  617-985-1090

(b)

if to Customer, to:

The Royce Fund

745 Fifth Avenue, Suite 2400

New York, NY, 10151

Attention: Bob Wood

Fax No.:212-486-1543

Phone No.: 212-508-4524

(c)

if to Broker, to:

Goldman, Sachs & Co.

200 West Street

New York, New York 10282

Attention: Client Services Dept., [Name of Team Leader and Client Service Rep]

Phone No.: 212-902-1000

Copies of Custodian’s confirmations, statements and advices issued pursuant to Paragraph 3 (in addition to being sent to Goldman, Sachs & Co. as per above) should be sent to:

Goldman, Sachs & Co.

200 West Street

New York, New York 10282

Attention: Global Control, TPC Confirmation Group

Fax No.:   212-357-4688

Phone No.: 212-357-7057

(d)

if to Manager, to:

Royce & Associates, LLC

745 Fifth Avenue, Suite 2400

New York, NY, 10151

Attention: Bob Wood

Fax No.:212-486-1543

Phone No.: 212-508-4524

(15)

Any of the parties hereto may terminate this Agreement by notice in writing, within 30 days of the date of termination, to the other parties hereto; provided, however, that the status of any Collateral pledged to Broker at the time of such notice shall not be affected by such termination until the release of such pledge pursuant to the terms of the Margin Agreement and any applicable Margin Rules.  Upon termination of this Agreement or the Custodian Contract, all assets of the Customer held in the Special Custody Account shall be transferred to a successor custodian specified by Customer and agreed to by Broker.

(16)

Nothing in this Agreement prohibits Broker, Customer or Custodian from entering into similar agreements with others in order to facilitate option contract transactions.

(17)  Choice Of Dispute Resolution.

FOR THE AVOIDANCE OF DOUBT, ALL OF THE PARTIES TO THIS AGREEMENT AGREE THAT THE PROVISIONS OF THIS PARAGRAPH 17 SHALL NOT IN ANY WAY APPLY TO THE CUSTODIAN.

Customer agrees that any and all controversies that may arise between Customer and Broker, including, but not limited to, those arising out of or relating to the transactions contemplated hereby, the Accounts established hereunder, any activity or claim related to Customer’s Accounts or the construction, performance, or breach of this Agreement between Customer and Broker shall be settled by means of either arbitration or litigation in accordance with the following procedures, unless the parties agree to other procedures in writing when any dispute arises.

a.

Dispute Resolution Mechanism.  All disputes shall be resolved by arbitration pursuant to the procedures set forth in subparagraph (b) below unless Customer shall elect that a dispute be resolved by litigation, in which case the dispute shall be resolved by litigation pursuant to the procedures set forth in subparagraph (c) below.  Customer shall make such election either (i) by instituting litigation if neither party has already commenced arbitration proceedings, or (ii) by electing to proceed by litigation in writing by registered mail addressed to Broker at its main office within ten (10) days of notification that Broker has taken the first step in the commencement of arbitration proceedings.

b.

Arbitration. This Agreement contains a predispute arbitration clause.  By signing an arbitration agreement, the parties agree as follows:

1.

All parties to this Agreement are giving up the right to sue each other in court, including the right to a trial by jury, except as provided by the rules of the arbitration forum in which a claim is filed.

2.

Arbitration awards are generally final and binding; a party’s ability to have a court reverse or modify an arbitration award is very limited.

3.

The ability of the parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings.

4.

The arbitrators do not have to explain the reason(s) for their award.

5.

The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

6.

The rules of some arbitration forums may impose time limits for bringing a claim in arbitration.  In some cases, a claim that is ineligible for arbitration may be brought in court.

7.

The rules of the arbitration forum in which the claim is filed, and any agreements thereto, shall be incorporated into this Agreement.

Arbitration shall be conducted before The New York Stock Exchange, Inc. (“NYSE”) or FINRA Dispute Resolution (“FINRA-DR”), or, if the NYSE and FINRA-DR declines to hear the matter, before the American Arbitration Association, in accordance with their arbitration rules then in force.  The award of the arbitrator shall be final, and judgment upon the award rendered may be entered in any court, state or federal, having jurisdiction.

No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until: (i) the class certification is denied; (ii) the class is decertified; or (iii) Customer is excluded from the class by the court.

Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein.

c.

Litigation.  Any litigation commenced pursuant to this subparagraph must be instituted in the United States Court for the Southern District of New York, or in the event such court lacks subject matter jurisdiction, the New York Supreme Court for the County of New York.  Customer consents to personal jurisdiction in New York for purposes of such litigation.  Any right to trial by jury with respect to any claim or action is hereby waived by all parties to this agreement.

(18)

If any provision or condition of this Agreement shall be held to be invalid or unenforceable by any court, or regulatory or self-regulatory agency or body, such invalidity or unenforceability shall attach only to such provision or condition.  The validity of the remaining provisions and conditions shall not be affected thereby and this Agreement shall be carried out as if any such valid or unenforceable provision or condition were not contained herein.

(19)

All references herein to times of day shall mean the time in New York, New York, U.S.A.

(20)

This Agreement and its enforcement (including, without limitation, the establishment and maintenance of the Special Custody Account and all interests, duties and obligations related thereto) shall be governed by the laws of The State of New York.  This Agreement shall be binding on the parties and any successor organizations thereof irrespective of any change or changes in personnel thereof.

(21)

The use of a single form of agreement referring to multiple Customers listed on Schedule A is for ease of administrative purposes only.  Custodian, Broker, Manager and each of the Portfolios of The Royce Fund identified as Customer on Schedule A of this Agreement, severally and not jointly, shall be deemed for all purposes to have entered into and executed a separate Agreement.  The assets and liabilities of each Customer listed on Schedule A are separate and distinct; the obligations of or arising out of this Agreement are binding solely upon the assets or property of each Customer or a Portfolio of The Royce Fund, separately, on whose behalf this Agreement has been executed and not on the assets or property of any other Customer or another Portfolio of the Royce Fund or the Manager..

(22)

This Agreement may be executed in one or more counterparts, all of which shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Agreement as of the date and year first written above.

THE ROYCE FUND

On behalf of its portfolios listed on Schedule A:

By: /s/ Daniel A. O’Byrne

Name:  Daniel A. O’Byrne

Title:  Vice President

GOLDMAN, SACHS & CO.:

By:  /s/ John Levene

Name:  John Levene

Title:  Managing Director

STATE STREET BANK AND TRUST COMPANY

By:  /s/ Michael F. Rogers

Name: Michael F. Rogers

Title: Executive Vice President

ROYCE & ASSOCIATES, LLC:

By: /s/ Daniel A. O’Byrne

Name:  Daniel A. O’Byrne

Title:  Vice President

Appendix A
TO
SPECIAL CUSTODY AND PLEDGE AGREEMENT
AMONG GOLDMAN, SACHS & CO. (BROKER),
THE ROYCE FUND (CUSTOMER), ROYCE & ASSOCIATES, LLC (MANAGER)
AND STATE STREET BANK AND TRUST COMPANY (CUSTODIAN)

Dated:  _____

AUTHORIZED PERSONS FOR GOLDMAN, SACHS & CO.

Custodian is directed to accept and act upon instructions received from any one of the following persons at Goldman, Sachs & Co.

Name	Telephone/Fax Number	Signature
1.	1.	1. _____________________
2.	2.	2. _____________________
3.	3.	3. _____________________

Authorized by:  __________________, as authorized agent of Goldman, Sachs & Co.

Name:

Title:

Appendix B
TO
SPECIAL CUSTODY AND PLEDGE AGREEMENT
AMONG GOLDMAN, SACHS & CO. (BROKER),
THE ROYCE FUND (CUSTOMER), ROYCE & ASSOCIATES, LLC (MANAGER)
AND STATE STREET BANK AND TRUST COMPANY (CUSTODIAN)

Dated:  ___________

AUTHORIZED PERSONS

With respect to the CUSTOMER, Custodian is directed to accept and act upon instructions received from any one of the following persons at Royce & Associates, LLC, acting as authorized by The Royce Fund.

Name	Telephone/Fax Number	Signature
1.	1.	1. _____________________
2.	2.	2. _____________________
3.	3.	3. _____________________

Authorized by The Royce Fund:  /s/ Daniel A. O’Byrne

Name:

 Daniel A. O’Byrne

TITLE:

  VICE PRESIDENT

SCHEDULE A

TO
SPECIAL CUSTODY AND PLEDGE AGREEMENT (SHORT SALES)
AMONG THE ROYCE FUND (CUSTOMER),
GOLDMAN, SACHS & CO. (BROKER), ROYCE & ASSOCIATES, LLC (MANAGER) AND
STATE STREET BANK AND TRUST COMPANY (CUSTODIAN)

Dated:  November 12, 2010

Portfolios of The Royce Fund:

Royce Opportunity Select Fund